Exhibit 10.1

EMPLOYMENT AGREEMENT

This AGREEMENT is entered into by and between Fossil, Inc., a Delaware corporation (the “Company”), and Harold S. Brooks (the “Executive”), dated as of the 31st day of October 2004 (the “Effective Date”).

WHEREAS, the Company has determined that it is in the best interests of the Company to employ the Executive as the President, Watch Division of the Company and the Executive desires to serve the Company in that capacity pursuant to the terms set forth herein.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.             Employment Period.  The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, during the employment period which shall begin on the Effective Date and continue for two (2) years from the Effective Date unless terminated earlier pursuant to the terms of this Agreement (the “Employment Period”).  Upon the expiration of the Employment Period, Executive’s continued employment by the Company, if any, shall be as an employee-at-will.

2.             Position and Duties. The Executive shall serve as President, Watch Division of the Company and in appropriate positions in the subsidiaries and affiliates of the Company, with the duties, functions, responsibilities and authority customarily associated with such positions. The Executive will devote all of his working attention and time to the business and affairs of the Company, excluding any periods of vacation and sick leave to which Executive is entitled; provided, however, that Executive may devote a reasonable amount of time to service in respect to charitable and/or community service organizations and projects, to the extent that such service does not materially interfere with Executive’s fulfillment of his duties hereunder or otherwise violate this Agreement.

3.             Compensation.

(a)  Salary.  From the Effective Date through the end of the Employment Period, the Executive shall receive an annual base salary (the “Salary”) of $390,000, less lawful withholding, payable in accordance with the Company’s normal payroll practices for executives. Executive will receive an annual performance review in accordance with the Company’s standard practice and may receive a corresponding Salary increase at such time, as well as additional stock options and restricted stock, all in the Company’s sole discretion. Any new salary due to any such increase will thereafter be deemed the “Salary” for purposes of this Agreement.

(b)  Signing Bonus.  Executive shall receive a signing bonus in the amount of $125,000 payable on or about the Effective Date.

(c)  Options.  On the Effective Date, the Executive shall be granted an option (the “Options) to acquire up to 60,000 shares of common stock of the Company (the “Common Stock”) with a strike price equal to the closing price of the Common Stock on the date of the grant.  The Options shall vest with respect to 20% of the Options per year over a five year period, cumulatively, subject, however, to the terms and conditions of the 2004 Fossil Long-Term

Incentive Plan, attached hereto as Exhibit A, and the stock option award agreement with respect to such Options substantially in the form attached hereto as Exhibit B.

(d)  Restricted Stock.  On the Effective Date, the Executive shall receive a grant of 30,000 shares of Common Stock (the “Restricted Stock”).  The Restricted Stock shall bear a legend restricting transfer of the certificate until the Restricted Stock has vested.  The Restricted Shares granted pursuant to this Agreement shall vest and become transferable with respect to 20% of the total number of Restricted Shares as of each of the first through the fifth anniversaries of the date of the grant, cumulatively, subject, however, to the terms and conditions of the the 2002 Restricted Stock Plan, attached hereto as Exhibit C, and the Restricted Stock Award Agreement substantially in the form attached hereto as Exhibit D.

(e)           Other Benefits.  Executive shall be entitled to participate in the Company’s 401-k Plan, applicable fringe benefit programs and other benefit plans, policies and programs of the Company applicable to Executive, as may be amended in the sole discretion of the Company from time to time. Executive shall be entitled to four weeks of vacation, effective and vested immediately, and four weeks of vacation effective and vested as of each anniversary of the Effective Date.

(f)            Relocation Expenses.  Relocation expenses shall be governed by the Relocation Agreement between Company and Executive attached hereto as Exhibit E.

(g)           Cobra Reimbursement.  The Company shall reimburse the Executive the cost of COBRA less the cost of the Company’s health plan selection until the Executive is eligible to participate in the Company’s health plan.

(h)           Programs, Procedures and Policies.   Executive will comply with and be bound by the Company’s applicable current and future programs, procedures, plans and policies, including the 2002 Restricted Stock Plan and 2004 Long- Term Incentive Plan, all of which may be amended in the sole discretion of the Company from time to time, except to the extent such programs, procedures, plans or policies are contrary to the terms and conditions of this Agreement.

4.             Termination of Employment.

(a)  By the Company with Cause.  The Company may terminate the Executive’s employment during the Employment Period with Cause at any time, upon written notice to the Executive setting forth in reasonable detail the nature of such Cause.  For purposes of this Agreement, “Cause” means:

(i)  the willful and continued failure by Executive substantially to perform his duties with the Company (other than any such failure resulting from disability or other causes beyond Executive’s reasonable control) or willful and continued violation,  disregard or failure to carry out reasonable instructions or policies established by the CEO and/or Board of Directors of Company with respect to the operation of the

Company’s business and affairs after 30 days written notice and reasonable opportunity to cure such matter; or

(ii)  the willful engaging by Executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise or intentional dishonesty, including, but not limited to, fraud or falsification of records, or dishonesty in dealing with Company’s customers or vendors that is demonstrably and materially injurious to the Company.  To the extent such matters are capable of being cured, the Company shall first give the Executive notice and a reasonable opportunity to cure; provided, however, the repayment of embezzled funds shall not be considered a cure; or

(iii)  the material failure of Executive to comply with the terms and conditions of this Agreement after notice and a reasonable opportunity to cure such matter; or

 (iv)  the breach of Executive’s fiduciary duty and/or duty of loyalty to Company, after notice and a reasonable opportunity to cure such matter, which is demonstrably and materially injurious to the Company.

(b)           Termination by the Company Without Cause.  The Company may terminate the Executive’s employment without Cause upon 30 days’ written notice provided; however, if the Company terminates the Executive’s employment without Cause, the Company shall have the obligations set forth in Section 5 of this Agreement.

(c)           Voluntarily by the Executive.  The Executive may voluntarily terminate his employment at any time during the Employment Period by giving not less than 90 days prior written notice thereof to the Company.  The Executive may also terminate his employment hereunder after giving the Company written notice of not less than 90 days after an occurrence or an event which constitutes Good Reason.  Good Reason shall mean:

(i)  a reduction in annual base salary;

(ii)  a failure by the Company to provide fringe benefits comparable to those offered the Executive’s peer executives at the Company;

(iii)  the failure of the Company to obtain by operation of law or otherwise the assumption of its obligations to perform this Agreement from any successor to the Company or to all or substantially all of the assets of the Company; or

(iv)  a relocation of the Executive’s worksite by the Company to a location which increases the distance from the Executive’s home to his worksite by more than 50 miles.

(d)           Noncompetition Agreement.  Without the prior written consent of the Company, Executive shall not, for so long as he is employed by Employer and thereafter for a period of two (2) years, directly or indirectly, either as an individual, a partner or a joint venturer, or in any other capacity, in the continental United States, (i) invest (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company) or engage in any business that is competitive with the business of Company, (ii) accept employment with or render services to a competitor of Company as a director, officer, agent, employee or consultant, (iii) contact, solicit or attempt to solicit or accept business from any (a) customers of Company with respect to products that Company offers now or anytime during the Executive’s employment with the Company or (b) person or entity whose business Company is soliciting with respect to products that Company offers now or anytime during the Executive’s employment with the Company, or (iv) take any action inconsistent with the fiduciary relationship of Executive and Company.  Executive expressly agrees that the scope of Company’s trade area presently encompasses the continental United States and that the restrictions contained herein are reasonable under the circumstances.  A business shall be competitive with that of Company if such business involves primarily the design, manufacturing or marketing of any fashion accessories, including but not limited to, watches, handbags, belts, sunglasses, small leather goods, or any other product that is designed, manufactured or marketed by Company at the time of termination of Executive’s employment by the Company.

The Company and Executive agree and stipulate that the agreements and covenants not to compete contained in this Section 4 hereof are fair and reasonable in light of all of the facts and circumstances of the relationship between Executive and the Company; however, Executive and the Company are aware that in certain circumstances courts have refused to enforce certain terms of agreements not to compete.  Therefore, in furtherance of, and not in derogation of the provisions of this Section 4, the Company and Executive agree that in the event a court should decline to enforce any terms of any of the provisions of this Section 4, that Section 4 shall be deemed to be modified or reformed to restrict Executive’s competition with the Company to the maximum extent, as to time, geography and business scope, which the court shall find enforceable; provided, however, in no event shall the provisions of this Section 4 be deemed to be more restrictive to Executive than those contained herein.

5.             Obligations of the Company on Termination.

(a)  If the Executive’s employment is terminated during the Employment Period (i) by the Company without Cause, or (ii) due to Executive resigning because of Good Reason or (iii) the Company materially fails to comply with the terms and conditions of this Agreement after notice from Executive and a reasonable opportunity to cure such matter, upon execution by Executive of the Company’s settlement agreement and general release, (A) the Company shall pay to the Executive within 10 days after the Date of Termination (“Date of Termination” shall be defined as the date on which Executive’s employment with the Company is terminated by Executive or Company), an amount equal to the sum of any portion of the Salary and any other compensation earned for the period up to the Date of Termination that has not yet been paid and the cash equivalent of any accrued but unused vacation, (B) the Company shall continue to pay the Executive Salary on regular Company pay dates for the balance of the two year Employment Period or one year from Date of Termination, whichever period is greater and provide medical, life and disability coverage, under the same conditions as exist at the time of termination, for a six (6) month period beginning on the Date of Termination, (C) notwithstanding anything set forth in any Restricted Stock Plan or Restricted Stock Award Agreement, ownership in the 30,000 shares of Restricted Stock described in this Agreement, shall vest only to the extent such ownership is vested on the Date of Termination or shall vest 20% , whichever amount is greater, and (D) notwithstanding anything to the contrary in any stock option agreement, plan or Stock Option Award Agreement, the stock options to acquire 60,000 shares granted to the Executive described in this Agreement shall vest only to the extent such ownership is vested on the Date of Termination or shall vest 20% , whichever amount is greater.

(b)           Cause; Voluntary Termination.  If the Executive’s employment is terminated (i) for Cause by the Company, or (ii) by the Executive voluntarily during the Employment Period, the Company shall pay the Executive, within 10 days after the Date of Termination, only a lump-sum cash amount equal to the sum of any portion of the Salary and any other compensation earned for the period up to the Date of Termination that has not yet been paid, plus the cash equivalent of any accrued but unused vacation, and the Options and Restricted Stock shall cease to vest upon such termination under this Section 5(b).

(c)           In addition to the payments and benefits to which the Executive or the Executive’s estate may be entitled hereunder, the Executive shall be entitled to receive any vested or other benefits to which he may be entitled pursuant to the terms and conditions of the Company’s 401-k Plan and any Company Life, Disability or Health Insurance Plan in which he may participate, and any other amounts due under this Agreement.

(d)           Death or Disability.  In the event the Executive’s employment is terminated due to the Executive’s Death or Disability (Disability shall be occur if Executive shall become, because of illness or incapacity, unable to perform the essential functions of his job under this Agreement with or without reasonable accommodation for a continuous period of ninety (90) days during the Employment Period), (i) the Company shall pay the Executive or Executive’s estate 10 days after the Date of Termination a lump-sum cash amount equal to the sum of any portion of the Salary and any other compensation earned for the period up to the Date of Termination that has not yet been paid, plus the cash equivalent of any accrued but unused vacation; (ii) the Executive’s interest in the Company’s 2002 Restricted Stock Plan, 2004 Long-Term Incentive Plan and other plans, if any, shall be governed by the respective plan documents and/or award agreements then in effect as appropriate. In addition to the foregoing, in the event of termination of employment due to Disability, the Company shall continue to pay the Executive Salary for one year from the Date of Termination under this Section 5(d) and provide medical, life, and disability coverage, under the same conditions as exist at the time of termination, for a 6 month period beginning on the Date of Termination;

6.             Confidential Information.

(a)           Company Information, Training and Goodwill.  Concurrently upon the commencement of Executive’s employment, the Company agrees and covenants to:  (1) provide to Executive Confidential Information of the Company that will enable Executive to optimize the performance of Executive’s duties to the Company; (2) provide Executive with specialized training; and (3) provide Executive with goodwill support such as expense reimbursements in accordance with Company policy limits, Confidential Information, and/or contact with clients, customers or business associates, in order to help Executive develop goodwill for the Company.  The foregoing is not contingent upon Executive’s continued employment for any length of time, but is contingent upon Executive’s full compliance with the restrictions contained herein.

Executive agrees at all times during the term of Executive’s employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company’s Board of Directors, any of the Company’s Confidential Information.  Executive understands that “Confidential Information” means any information that relates to the Company’s actual or anticipated business or research and development, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, the Company’s customers on whom Executive called or with whom Executive became acquainted during the term of Executive’s employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information.  Executive further understands that Confidential Information does not include any of the foregoing items that is or becomes publicly known through no wrongful act or omission of Executive or of others who were under confidentiality obligations as to the item or items involved.  Executive acknowledges that the Company would not employ him or provide him with access to its Confidential Information but for his covenants or promises contained in this Section.

(b)           Third-Party Information.  Executive acknowledges that Company has received and in the future will receive from third parties their confidential information subject to a duty on Company’s part to maintain the confidentiality of this information and to use it only for certain limited purposes.  Executive agrees that he owes Company and these third parties, during his mployment with the Company and thereafter, a duty to hold all such confidential information in the strictest confidence and not to disclose or use it, except as necessary to perform his obligations hereunder and as is consistent with Company’s agreement with third parties.

7.             Inventions.

(a)           Inventions Retained and Licensed.  Executive has attached hereto as Exhibit F a list describing all inventions, original works of authorship, developments, improvements and trade secrets that (i) were made by Executive prior to his employment with the Company, (ii) belong to Executive, (iii) relate to the Company’s proposed business, products or research and development, and (iv) are not assigned to the Company hereunder (collectively, “Prior Inventions”); or, if no such list is attached, Executive represents that there are no such Prior Inventions.  Executive agrees that he will not incorporate, or permit to be incorporated, any Prior Invention owned by Executive or in which he has an interest into a Company product, process or service without the Company’s prior written consent.  Notwithstanding the foregoing sentence, if, in the course of Executive’s employment with the Company, Executive incorporates into a Company product, process or service a Prior Invention owned by Executive or in which Executive has an interest, Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

(b)           Assignment of Inventions.  Executive agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all his right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time he is in the employ of the Company (collectively, “Inventions”), except as provided in Section 7(f) below.  Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of his employment with the Company and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act.  Executive understands and agrees that the decision whether or not to commercialize or market any Invention is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Executive as a result of the Company’s efforts to commercialize or market any such Invention.

(c)           Inventions Assigned to the United States.  Executive agrees to assign to the United States government all his right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d)           Maintenance of Records.  Executive agrees to keep and maintain adequate and current written records of all Inventions during the term of his employment with the Company.  The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company.  The records will be available to and remain the Company’s sole property at all times.

(e)           Patent and Copyright Registrations.  Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in any Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Executive further agrees that his obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.  If the Company is unable because of Executive’s mental or physical incapacity or for any other reason after a reasonable attempt to obtain his signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering any Inventions or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.

(f)            Exception to Assignments.  Executive understands that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention that Executive has developed entirely on his own time without using the Company’s equipment, supplies, facilities, trade secret information or Confidential Information (an “Other Invention”) except for those Other Inventions that either (i) relate at the time of conception or reduction to practice of such Other Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or (ii) result from any work that Executive performed for the Company.  Executive will advise the Company promptly in writing of any Invention that Executive believes constitutes an Other Invention and is not otherwise disclosed on Exhibit F.  Executive agrees that he will not incorporate, or permit to be incorporated, any Other Invention owned by Executive or in which Executive has an interest into a Company product, process or service without the Company’s prior written consent.  Notwithstanding the foregoing sentence, if, in the course of Executive’s employment with the Company, Executive incorporates into a Company product, process or service an Other Invention owned by Executive or in which Executive has an interest, Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Other Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

8.             Solicitation of Executives.  Executive agrees that for a period of twelve (12) months immediately following the termination of Executive’s relationship with the Company for any reason (whether with or without Cause, for Good Reason, at the option either of the Company or Executive, with or without notice), Executive will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s Executives to leave their employment or contractors to terminate their relationship with the Company, or hire or take away such Executives or contractors, or attempt to solicit, induce, recruit, encourage, hire or take away Executives or contractors of the Company, either for Executive or for any other person or entity.

9.             Miscellaneous.

(a)           The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall not assign this Agreement, except to a successor, without the prior written consent of the Executive, which consent shall not be unreasonably withheld.

(c)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d)           Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e)           The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)            The Executive and the Company acknowledge that this Agreement, the Restricted Stock Award Agreement and the Stock Option Award Agreement supersede any other agreement, whether written or oral, between them concerning the subject matter hereof, including any prior employment agreement, severance agreement or plan, and change of control agreement or plan.

(g)           This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

(h)           GOVERNING LAWS AND VENUE.  THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES.  ALL MATTERS LITIGATED BY, AMONG OR BETWEEN ANY OF THE PARTIES THAT INVOLVE THIS AGREEMENT OR ANY RELATED MATTER HEREUNDER SHALL BE BROUGHT ONLY IN A COURT OF COMPETENT JURISDICTION IN DALLAS COUNTY, TEXAS.

(i)            This Agreement constitutes the entire agreement between the parties with respect to the matters contained herein.

(j)            Executive represents and warrants that he has not as of the execution of this Agreement assumed any obligations inconsistent with those contained herein.

(k)           Executive Acknowledgment.  Executive acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

(l)            Notices.  Any notice or other communication under this Agreement must be in writing and shall be effective upon delivery by hand or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Company or to Executive at the corresponding address below.  Executive shall be obligated to notify Company in writing of any change in his address.  Notice of change of address shall be effective only when done in accordance with this Section 9.

Company’s Notice Address:

Fossil
2280 N. Greenville Ave.
Richardson, Texas 75082
Attention: General Counsel

Executive’s Notice Address:

At the address listed in Company’s payroll records

With a copy to:
Ronald A. Dweck, Esquire
Paley, Rothman, Goldstein, Rosenberg, Eig & Cooper, Chtd.
4800 Hampden Lane, Seventh Floor
Bethesda, Maryland 20814

(m)          This Agreement shall not be construed for or against either party as a result of the initial preparation or drafting by a party of any provision hereof.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand, and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

Harold S. Brooks, Executive

FOSSIL, INC.

By:
Kosta Kartsotis, President and CEO

Exhibit “A”

Exhibit “B”

Exhibit “C”

Exhibit “D”

Exhibit “E”

Exhibit “F”